Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OPTICAL CABLE CORPORATION,

a Virginia corporation

as Purchaser

and its subsidiary

AURORA MERGER CORPORATION,

a Delaware corporation

AND

PREFORMED LINE PRODUCTS COMPANY,

an Ohio corporation

as Seller

and its subsidiary

SUPERIOR MODULAR PRODUCTS INCORPORATED,

a Delaware corporation

(doing business as SMP Data Communications)

Dated as of May 30, 2008

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 30, 2008 by and among (i) OPTICAL CABLE CORPORATION, a Virginia corporation (“Purchaser”), and AURORA MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), and (ii) PREFORMED LINE PRODUCTS COMPANY, an Ohio corporation (“Seller”), and SUPERIOR MODULAR PRODUCTS INCORPORATED, a Delaware corporation, doing business as SMP Data Communications and a wholly owned subsidiary of Seller (the “Company”).

RECITALS

WHEREAS, Seller owns one hundred (100) shares (the “Shares”) of common stock, no par value, of the Company, which represents all of the Company’s issued and outstanding Shares;

WHEREAS, pursuant to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into the Company, with the Company as the surviving corporation resulting in the Company being a wholly owned subsidiary of Purchaser (the “Merger”);

WHEREAS, the boards of directors of the Purchaser, of the Company and of Seller (as sole shareholder of the Company) have each approved this Agreement, the Merger and the transactions contemplated by this Agreement and have each determined that they are in the best interests of the Company; and

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND DEFINED TERMS

Section 1.1 Definitions and Defined Terms. Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person.

“Ancillary Agreements” shall mean the Escrow Agreement, the PLP to OCC Supply Agreement, the SMP to PLP Supply Agreement, the PLP Transition Services Agreement and the Employment Agreements.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company IT Systems” shall mean any and all information technology, telephony systems and computer systems (including, in each case, software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are owned by the Company or are used in or necessary to the conduct of the business of the Company.

“Consent” shall mean any consent, approval or authorization of, notice to, permit, or designation, registration, declaration or filing with, any Person.

“Contract” shall mean, whether written or oral, any note, bond, mortgage, indenture, contract, agreement, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding to which a Person is a party or by which a Person or its assets or properties are bound.

“Escrow Agent” shall mean Branch Banking and Trust Company.

“Excluded Assets” shall mean (i) all cash and cash equivalent contained in those accounts identified in Section 1.1(a) of the Disclosure Schedule and (ii) that certain sail boat model currently located in the main conference room on the second floor of Company’s administrative building in Asheville, North Carolina.

“Excluded Liabilities” shall mean Indebtedness; loans from officers and employees; capital leases; Taxes payable for all periods immediately prior to the Effective Time; any liabilities for warranty claims in connection with sales prior to the Effective Time; any costs associated with satisfaction of any equity incentives; and any current and non-current liabilities; provided, however, that Excluded Liabilities shall not include any liabilities otherwise included in the computation of Net Working Capital.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

“Indebtedness” shall mean (a) all debt and similar monetary obligations, whether direct or indirect, current or non-current, (b) all liabilities associated with capital leases and all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, (c) all guaranties, endorsements and other contingent financial obligations whether direct or indirect in respect of indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, a debtor, to purchase indebtedness or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling a debtor to make payment of the indebtedness held by such owner or otherwise, (d) obligations to reimburse issuers of any letters of credit, (e) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product, (f) any intercompany liabilities of the Company to Seller or any Affiliate of the Seller; (g) all accrued but unpaid interest (or interest equivalent) to the date of determination, related to any items of Indebtedness referred to in clauses (a) through (f) and (h) all fees, expenses, prepayment penalties, premiums and other amounts payable in connection with any redemption or prepayment of any of the foregoing; but in all such cases excluding liabilities included in the computation of Net Working Capital.

“Indemnified Party” shall mean any Purchaser Indemnified Party or Seller Indemnified Party, as applicable.

“Indemnifying Party” shall mean either Purchaser or Seller, as applicable.

“IRS” shall mean the Internal Revenue Service.

“Knowledge of the Company” shall mean the actual knowledge of (i) any employee with management responsibility, officer or director of the Company, or (ii) any employee with responsibility for any Company function or activity, officer or director of the Seller.

“Laws” shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, treaty, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority.

“Liens” shall mean all title defects or objections, mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever, including licenses, leases, chattel or other mortgages, collateral security arrangements, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature, including without limitation any of the foregoing associated with any Indebtedness.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Company or the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company, or (b) the consummation of the transactions contemplated by this Agreement, in either case, a Material Adverse Effect shall not be measured against financial projections or forecasts of the Company provided to the Purchaser by the Seller or the Company before the Closing.

“Material Consents” shall mean those Consents which are listed on Section 1.1(b) of the Disclosure Schedule.

“Net Working Capital” shall mean an amount, which may be positive or negative, equal to (i) the total current assets of the Company, excluding any Excluded Assets, minus (ii) the total current liabilities of the Company, excluding any Excluded Liabilities; calculated in a manner consistent with the description set forth in Exhibit B attached hereto.

“Organizational Documents” shall mean any charter, certificate of incorporation, articles of association, limited liability company agreement, partnership agreement, membership agreement, bylaws, operating agreement, shareholders’ agreement, or similar formation or governing documents and instruments.

“Permits” shall mean all permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary for or otherwise relate to the ownership, operation or other use of any of business of the Company.

“Permitted Liens” shall mean (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts which are not material and not yet due and payable and which secure an obligation of the Company included in the computation of Net Working Capital, (b) Liens arising under Contracts with third parties entered into in the ordinary course of business in respect of amounts still owing, which Liens are set forth on Section 1.1(c) of the Disclosure Schedule, and (c) statutory Liens for Taxes and other governmental charges for periods after the Effective Time that are not due and payable; provided, however, that Permitted Liens shall not include any Liens related to Excluded Liabilities of the Company.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Authority or any arbitrator or arbitration panel.

“Subsidiary” and “Subsidiaries” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital or equity interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.

“Tax Return” shall mean any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing Authority in connection with any Tax.

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year, with respect to which any Tax may be imposed under any applicable Law.

“Taxes” shall mean any and all federal, national, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, estimated, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental, property taxes or other governmental charges of any kind whatsoever), together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes, any liability pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or foreign tax Laws, and any liability for Taxes as a transferee or successor, by contract or otherwise.

“Taxing Authority” shall mean any Government Authority exercising tax regulatory, enforcement, collection or other authority.

Section 1.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) The parties hereto acknowledge that each party hereto and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

(e) Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(f) All references to currency herein shall be to, and all payments required hereunder shall be paid in, U.S. dollars.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the Company shall be the surviving corporation of such Merger, and the separate existence of Merger Sub shall thereupon cease. The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law (“DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the surviving corporation following the Merger and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of such surviving corporation. Immediately following the Effective Time, the Company, as the surviving corporation following the Merger (the “Surviving Corporation”), shall be a wholly owned subsidiary of Purchaser.

(a) Effective Time. The Merger shall become effective upon the completion of the filing of the properly executed certificate of merger with the Delaware Secretary of State attached hereto as Exhibit A (the “Certificate of Merger”), which filings shall be made contemporaneously with Closing. When used in this Agreement, the term “Effective Time” with respect to the Merger shall mean 9:00 a.m., New York City time on May 30, 2008, or such later date and time at which the Certificate of Merger has been accepted for filing with the Delaware Secretary of State.

(b) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company as the surviving corporation shall be amended and restated in the form to be attached to the Certificate of Merger.

(c) Bylaws. At the Effective Time, the Bylaws of the Company as the surviving corporation shall be the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time.

(d) Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The officers of the Surviving Corporation shall be the officers of the Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

(e) Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(i) Each share of common stock of Merger Sub, no par value per share, outstanding immediately prior to the Effective Time of the Merger shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Company (the “Shares”).

(ii) Any shares of the Company’s common stock held in the treasury of the Company or by any subsidiary of the Company (collectively, the “Treasury Shares”) shall be canceled and retired and cease to exist, and no consideration shall be given in exchange therefor.

(iii) All of the Shares (other than the Treasury Shares as set forth above) shall be converted into the right to receive the Merger Consideration (as defined below).

(f) Mechanics of Exchange.

(i) At or prior to Closing, Seller shall surrender a stock certificate representing the Shares for cancellation in exchange for the Merger Consideration.

(ii) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares.

(iii) Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any other party hereto shall be liable to a holder of Shares of the Company’s capital stock for any portion of the Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) No Further Rights in Shares. The Merger Consideration received by Seller pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to the Shares. At the Effective Time of the Merger, any holder of Shares shall cease to have any rights with respect to Shares, and such holder’s sole right shall be to receive their portion of the Merger Consideration.

(h) Further Actions. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Company, as the Surviving Corporation, the title to any property or rights or the ongoing objectives of either the Company or Merger Sub, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Company, as the Surviving Corporation, are hereby authorized and empowered on behalf of the Merger Sub and the Company, in the name of and on behalf of either such entity as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Company, as the surviving corporation following the Merger, and otherwise to carry out the purposes and provisions of this Agreement.

Section 2.2 Merger Consideration. As a result of the Merger and subject to the terms and conditions hereof, Seller shall become entitled to receive the aggregate consideration (the “Merger Consideration” or the “Purchase Price”) of ELEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($11,500,000), subject to adjustment in accordance with the terms of this Article II and Section 7.5 hereto, payable as follows:

(a) to Seller an aggregate of (i) Ten Million Dollars ($10,000,000), in immediately available funds, less (ii) the amount of Excluded Liabilities existing as of Closing and not otherwise paid at Closing by the Company, and (iii) less the Estimated Net Working Capital Deficiency (the “Closing Date Payment”); and

(b) to the Escrow Agent on behalf of Seller, One Million Five Hundred Thousand Dollars ($1,500,000) of the Purchase Price in immediately available funds, which shall be held by the Escrow Agent and released to Seller subject to the terms and conditions of the Escrow Agreement, such terms shall include but not be limited to the satisfaction of all Indebtedness (the “Escrow Amount”).

Section 2.3 Estimated Net Working Capital Adjustment. The parties hereto agree that, on the Closing Date, the Net Working Capital of the Company should be not less than Six Million Dollars ($6,000,000) (the “Target Net Working Capital Value”). A statement setting forth the accounts constituting Target Net Working Capital Value and a description of the method used to calculate Target Net Working Capital Value is attached hereto as Exhibit B. Prior to the Closing Date, Seller shall have prepared and delivered to Purchaser a statement setting forth an estimate of the Net Working Capital of the Company as of the Closing Date (the “Estimated Net Working Capital Value”). The Estimated Net Working Capital Value shall include the same accounts as set forth in Exhibit B, and shall be performed using GAAP and the same principles, practices and procedures used in preparing the calculation of Target Net Working Capital Value. If the Estimated Net Working Capital Value is less than the Target Net Working Capital Value, then such difference shall be referred to as the “Estimated Net Working Capital Deficiency.”

Section 2.4 Post-Closing Purchase Price Adjustment.

(a) Purchaser shall prepare and present to Seller a draft of the balance sheet establishing the actual Net Working Capital (as finally determined pursuant to the terms of this Section 2.4(a), the “Closing Date Statement”) promptly, but not more than sixty (60) calendar days after the Closing Date. The Closing Date Statement shall be prepared in accordance with GAAP and the same principles, practices and procedures used in preparing the calculation of Target Net Working Capital Value set forth in Exhibit B attached hereto. The balance for inventory to be set forth on the Closing Date Statement shall be based on the results of a full physical count of all inventory owned by the Company (the “Physical Inventory”) to be taken on or around the Closing Date, but in no event later than five (5) Business Days subsequent to the Closing Date. The Physical Inventory shall be taken and documented in reasonable detail by the Company and shall be observed by the Purchaser (or its representatives) and also shall be observed, at the Seller’s option, by the Seller (or its representatives). For purposes of computing Net Working Capital as of the Closing Date, the Physical Inventory quantities shall be valued at the lower of cost or market (which shall not exceed net realizable value) and net of any applicable inventory reserves, utilizing costing methods in accordance with GAAP consistently applied. Each party shall bear its own expenses with respect to the Physical Inventory. Seller, together with its representatives and accountants, shall have the right to review the work papers of Purchaser and Purchaser’s accountants utilized in preparing the Closing Date Statement for purposes of verifying the accuracy of the presentation of the Closing Date Statement. If Seller shall not have notified Purchaser in a reasonably detailed written statement describing any objections to the Closing Date Statement within forty-five (45) calendar days after its receipt by Seller, the Closing Date Statement shall be deemed to be final. If Purchaser and Seller cannot agree on the Closing Date Statement within forty-five (45) calendar days after the delivery of the Closing Date Statement to Seller by Purchaser, the parties shall submit the dispute to a mutually acceptable accounting firm (the “Reviewing Accountants”), whose determination shall be binding on the parties. The fees of such Reviewing Accountants shall be split equally between Purchaser and Seller.

(b) In the event the actual Net Working Capital as of the Closing Date is less than the Estimated Net Working Capital Value, the Purchase Price shall be adjusted downward, dollar-for-dollar, by the extent to which the Estimated Net Working Capital Value exceeds the actual Net Working Capital Value (the “Downward Purchase Price Adjustment”). In the event the actual Net Working Capital value is less than the Target Net Working Capital Value and the actual Net Working Capital value is greater than the Estimated Net Working Capital Value, then the Purchase Price shall be adjusted upward, dollar-for-dollar, by the extent to which the lower of (i) the actual Net Working Capital value or (ii) the Target Net Working Capital Value, exceeds the Estimated Net Working Capital Value (the “Upward Purchase Price Adjustment”)

(c) In satisfaction of the Upward Purchase Price Adjustment, if any, pursuant to Section 2.4(b) hereto, Purchaser shall pay to Seller such amount in immediately available funds within three (3) Business Days of the date in which the final Closing Date Statement is determined pursuant to Section 2.4(a) hereto. In satisfaction of the Downward Purchase Price Adjustment, if any, pursuant to Section 2.4(b) hereto, Purchaser shall be paid such amount from the Escrow Agreement after its notice to the Escrow

Agent and Seller, and Seller shall pay to Purchaser any remaining balance in immediately available funds within three (3) Business Days of the date in which the Closing Date Statement is finally determined pursuant to Section 2.4(a) hereto.

Section 2.5 Payment of Legal Opinion of Seller’s Counsel. Purchaser agrees to pay on the Closing Date the actual cost of Seller’s counsel to issue the Legal Opinion of Seller’s Counsel in an amount not to exceed TEN THOUSAND DOLLARS ($10,000) (the “Legal Opinion Payment by Purchaser”).

Section 2.6 Imputed Interest. The parties hereto shall treat such portion, if any, of any payment that is treated for federal income tax purposes as being paid to Seller after the Closing Date as imputed interest to the extent required pursuant to Section 483 or Section 1274 of the Code.

ARTICLE III

CLOSING

Section 3.1 The Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Woods Rogers PLC, 10 South Jefferson Street, Suite 1400, Roanoke, Virginia 24011, on May 30, 2008, or at such other place as Purchaser and Seller shall agree in writing (the “Closing Date”); provided that (other than in respect of Taxes) the effective time of the Closing shall be the Effective Time of the Merger.

Section 3.2 Deliveries at Closing.

(a) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i) the Certificate of Merger, duly executed by the Company;

(ii) certificate(s) representing the Shares owned by Seller, free and clear of any Lien;

(iii) evidence, in form and substance reasonably acceptable to Purchaser, that (A) all Indebtedness of the Company has been paid in full and all Liens except Permitted Liens in connection therewith have been terminated and (B) all Indebtedness of Seller and any officer, director, or Affiliate of Seller or Company for borrowed money owed by the Company has been paid in full; provided the occurrence of Closing shall constitute a waiver of any evidence not so delivered (but not of any requirement herein that such amounts are to be paid in full);

(iv) a non-foreign person affidavit of Seller as required by Section 1445 of the Code, substantially in the forms attached hereto as Exhibit C;

(v) an escrow agreement, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”), duly executed by Seller, which shall be in full force and effect as of the Closing Date;

(vi) an agreement among Purchaser, Seller and Company which provides for the private label manufacturing of Fiberguard® family of products by Seller for Company and Purchaser, in the form attached hereto as Exhibit E (the “PLP to OCC Supply Agreement”);

(vii) an agreement among the Company and Seller which provides for the continued purchase from Company by, and sale of datacom products by, the Seller’s Brazilian subsidiary, in the form attached hereto as Exhibit F (the “SMP to PLP Supply Agreement”);

(viii) an agreement among Purchaser and Seller which provides for Seller to allow the Company to continue operations in the same form and manner as it operated in Seller’s Albemarle, North Carolina, facilities and for Seller to continue to provide certain Information Technology services to the Company, for a period of six (6) months, with the fee for such services to be One Dollar ($1.00) per month, in the form attached hereto as Exhibit G (the “PLP Transition Services Agreement”); and

(ix) employment agreements, in form and substance acceptable to Purchaser, containing, among other things, confidentiality, non-compete and non-solicitation provisions, duly executed by the employees of the Company listed on Exhibit H attached hereto, respectively (the “Employment Agreements”), each of which shall be in full force and effect as of the Closing Date;

(x) resignations, in form and substance reasonably acceptable to Purchaser, effective as of the Closing Date, of each officer and director of the Company;

(xi) evidence, in form and substance reasonably acceptable to Purchaser, that all Material Consents and all necessary Consents of any Governmental Authority have been obtained or made;

(xii) a legal opinion by Seller’s counsel in the form attached hereto as Exhibit I (“Legal Opinion of Seller’s Counsel”);

(xiii) all other documents and instruments reasonably requested by Purchaser to be delivered by Seller to Purchaser at the Closing.

(b) At the Closing, Purchaser shall deliver the following:

(i) the Closing Date Payment to Seller by wire transfer of immediately available funds, to an account or accounts designated by Seller in a written notice delivered to Purchaser no later than three (3) Business Days prior to the Closing Date;

(ii) payment to Seller of the Legal Opinion Payment by Purchaser by wire transfer of immediately available funds, to an account or accounts designated by Seller in a written notice delivered to Purchaser no later than three (3) Business Days prior to the Closing Date;

(iii) the Escrow Amount to the Escrow Agent on behalf of Seller;

(iv) the Escrow Agreement, duly executed by Purchaser, which shall be in full force and effect as of the Closing Date; and

(v) all other documents and instruments reasonably requested by Seller to be delivered by Purchaser to Seller at the Closing.

Section 3.3 Excluded Assets; Excluded Liabilities. The Company will (a) distribute the Excluded Assets to Seller prior to Closing, provided that any Excluded Assets thus distributed shall not be included as current assets for purpose of calculating the Net Working Capital; and (b) repay and discharge any Excluded Liabilities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise disclosed to Purchaser in a schedule delivered to Purchaser by Seller in connection with the execution of this Agreement (with specific reference to the representations and warranties in this Article IV to which the information in such schedule relates) (the “Disclosure Schedule”), Seller makes the following representations and warranties as of the date hereof and as of the Closing Date:

Section 4.1 Organization and Good Standing. The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. The Company has qualified to transact business in every state where it is required to do so, except where to the failure to be so qualified would not be expected to have a Material Adverse Effect. Section 4.1 of the Disclosure Schedule sets forth those states in which the Company is currently qualified to transact business.

Section 4.2 Real Property.

(a) Except as set forth in Section 4.2(a) of the Disclosure Schedule, the Company is not a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any third Person nor is it party to any leases of real property, occupancy agreements or similar agreements, whether written or oral.

(b) Section 4.2(b) of the Disclosure Schedule sets forth a complete and accurate list and legal description of all the real property that the Company owns (the “Owned Real Property”). With respect to each such parcel of Owned Real Property except as set forth in Section 4.2(b) of the Disclosure Schedule:

(i) the Company has fee simple title to the parcel of Owned Real Property, free and clear of any Lien (other than Permitted Liens), easement, covenant or other restriction, except for liens for utilities and current Taxes not yet due and payable, installments of special assessments and liens incurred in the ordinary course of business not yet delinquent, and recorded easements, covenants and other restrictions which do not materially and adversely affect the current use or occupancy, or the marketability of title or, to the Knowledge of the Company, value, of the Owned Real Property subject thereto;

(ii) there are no pending or, to the Knowledge of the Company, threatened condemnation Proceedings relating to the Owned Real Property or, to the Knowledge of the Company, other Proceedings affecting adversely the current use, occupancy or value thereof;

(iii) to the Knowledge of the Company, the physical condition of the parcel of Owned Real Property is sufficient to permit the continued conduct of the business consistent with past practices, subject to the provision of the usual and customary maintenance and repairs performed in the ordinary course of business, consistent with past practice, with respect to similar properties of like age and construction;

(iv) all facilities have received all approvals of Governmental Authorities (including Permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws;

(v) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of Owned Real Property;

(vi) there are no outstanding options or rights of first refusal to purchase the parcel of Owned Real Property, or any portion thereof or interest therein;

(vii) there is no Person other than the Company in possession of the parcel of Owned Real Property. and

(viii) all facilities located on the parcel of Owned Real Property, to the Knowledge of the Company, are supplied with utilities and other services necessary for the operation of such facilities at Closing, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of Owned Real Property.

Section 4.3 Authorization and Effect of Agreement. Seller and the Company have all requisite right, corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which either is a party and to perform their respective obligations hereunder and under any such Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery of this Agreement and the Ancillary Agreements to which either is or is proposed to be a party by Seller and the Company and the performance by Seller and the Company of its obligations hereunder and thereunder, as the case may be, and the consummation of the transactions contemplated hereby and thereby, as the case may be, have been duly authorized and no other corporate action on the part of Seller or the Company is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is or is proposed to be a party or the consummation of the transactions contemplated hereby or thereby, other than the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

Section 4.4 Consents and Approvals; No Violations. Except as set forth in Section 4.4 of the Disclosure Schedule, no filing with, and no Permit or Consent of any Governmental Authority or any other Person is necessary to be obtained, made or given by Seller or the Company in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Seller or the Company is a party, the performance by Seller or the Company of its respective obligations hereunder or thereunder and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement to which Seller or the Company is a party, provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair the Seller’s ability to consummate the transactions contemplated hereby. Except as set forth in Section 4.4 of the Disclosure Schedule neither the execution and delivery of this Agreement or any Ancillary Agreement to which Seller or the Company is a party nor the consummation by Seller or the Company of the transactions contemplated by this Agreement or any Ancillary Agreement to which Seller or the Company is a party nor compliance by Seller or the Company with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of any Organizational Documents of the Company, (b) result in a material breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation, acceleration or loss of material benefits) under or result in the creation of any Lien on the Shares or any of the Company Assets or Owned Real Property, any of the terms, conditions or provisions of any Contract to which the Company or Seller is a party or otherwise may be subject or bound, (c) violate any Permit applicable to the Company or Seller or to which the Company or Seller or any of the Company Assets or Owned Real Property may be subject or bound or (d) violate any Laws applicable to the Company or Seller or the Company Assets.

Section 4.5 Permits; Compliance with Law.

(a) Listed in Section 4.5(a) of the Disclosure Schedule are all of the Permits held by the Company. The Company holds all Permits necessary for the ownership and lease of its properties and Company Assets and the lawful conduct of its business under and pursuant to all applicable Laws. All Permits have been legally obtained and maintained and are valid and in full force and effect. To the Knowledge of the Company, there has been no material change in the facts or circumstances reported or assumed in the application for or granting of any Permits. No Proceeding is pending, or to the Knowledge of the Company, threatened to suspend, revoke, withdraw, modify or limit any Permit, and, to the Knowledge of the Company, there is no fact, error or admission relevant to any Permit that would permit the suspension, revocation, withdrawal, modification or limitation of, or in the loss of any Permit. Following the Closing, each Permit will continue to be valid and in full force and effect without any Consent or modification required by or from any Governmental Authority for a period of seven (7) days following Closing.

(b) Except as set forth on Section 4.5(b) or 4.16(c) of the Disclosure Schedule, the Company is not in material violation of, nor has it violated in any material respect, any applicable provisions of any Permits or Laws.

Section 4.6 Capitalization of the Company.

(a) The Shares constitute all of the issued and outstanding shares of capital stock of the Company; no shares of capital stock of the Company are held in the treasury of the Company and no shares of capital stock of the Company have been reserved for issuance upon exercise of outstanding stock options, warrants or rights or otherwise. The Shares have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued and were not issued in violation of any preemptive or other similar right.

(b) Except as set forth in the Company’s Certificate of Incorporation or as set forth on Section 4.6 of the Disclosure Schedule, there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) relating to the issuance, purchase or receipt of, nor are there any equity securities or equity interests or instruments of any kind convertible into or exchangeable for, any capital stock (including outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest or any debt security or instrument of the Company. Except as set forth in the Company’s Certificate of Incorporation or as set forth in Section 4.6 of the Disclosure Schedule, there are no restrictions upon, or voting trusts, proxies or other agreements or understandings of any kind with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, the equity interests of the Company.

Section 4.7 Ownership of the Shares.

(a) Seller has good and valid title to, holds of record and owns beneficially all of the Shares, free and clear of any Liens.

(b) Except as set forth in the Company’s Certificate of Incorporation or as set forth in Section 4.7 of the Disclosure Schedule, no preemptive right, right of first refusal or other right or restriction applies to the Shares.

Section 4.8 No Subsidiaries. The Company has no subsidiaries.

Section 4.9 Books and Records. Seller has made available to Purchaser complete and accurate copies, or the complete original, of the minute books of the Company. The minute books of the Company accurately reflect in all material respects all actions taken at meetings, or by written consent in lieu of meetings, of the stockholders, board of directors (or other governing body) and all committees of the board of directors (or other governing body) of the Company. All corporate actions and other actions taken by the Company have been duly authorized, and no such actions taken by the Company have been taken in breach or violation of the Organizational Documents of the Company. The books and records of the Company are substantially accurate and complete.

Section 4.10 Litigation. Except as set forth in Section 4.10 of the Disclosure Schedule, as of the date hereof, there are no Proceedings, pending or, to the Knowledge of the Company, threatened against the Company or the Seller, that (a) seeks to invalidate this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with this Agreement or any Ancillary Agreement or (b) relates to the ownership of the Shares, or (c) relates to the Company or the Company Assets. As of the date hereof, there are no outstanding judgments, writs, injunctions, orders, decrees or settlements against the Company that restrict the operation of the Company or that seek to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

Section 4.11 Assets Necessary to the Company. Except as set forth on Section 4.11 of the Disclosure Schedule, the Company has all of the material, machinery, furniture, equipment, hardware, software, motor vehicles and other rights, properties and assets currently used or held for use in the conduct or operation of the business of the Company as of the date hereof other than Owned Real Estate (collectively, the “Company Assets”). Except as set forth in Section 4.11 of the Disclosure Schedule, which includes a list of all leased Company Assets, the Company has either (i) good title to all Company Assets or (ii) good title to the lessee interest in all Company Assets, in each case, free and clear of all Liens, except Permitted Liens. The Company Assets, considered as a whole, constitute all rights, properties, interests and assets necessary to permit the Company to conduct the business of the Company consistent with past practice. All such tangible assets, taken as a whole, are in good operating condition, subject to normal wear and tear, maintenance and repair. Immediately following the Closing, except as set forth in Section 4.11 of the Disclosure Schedule, Seller nor any Affiliate of Seller will own, lease or otherwise hold any Company Assets.

Section 4.12 Financial Statements.

(a) Seller has delivered to Purchaser complete and accurate copies of the balance sheets, statements of operations and statements of cash flows for the Company as of and for each of the years ended December 31, 2007 and 2006, respectively (collectively, the “Financial Statements”), and the balance sheets, statements of income and statements of cash flows for the Company as of and for the three (3) months ended March 31, 2008 (the “Interim Financial Statements”).

(b) The Financial Statements (i) fairly present, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in the Financial Statements, all in accordance with GAAP except that footnotes are not included, and reflect the consistent application of such accounting principles throughout the periods involved, and (ii) are consistent with the books and records of the Company. No financial statements of any person or entity other than the Company are required by GAAP to be included in the financial statements of the Company.

Section 4.13 Absence of Certain Changes. Since December 31, 2007, except as set forth on Section 4.13 on the Disclosure Schedule, (a) the Company has been operated in the ordinary course of business consistent with past practice, (b) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (c) the Company has not suffered the loss of service of any officers, directors, or employees (collectively, “Personnel”) who are material, individually or in the aggregate, to the operations or conduct of the Company, (d) there have been no written notices, cancellations or terminations received by the Company, nor any written notification of material price increases, by any material supplier, customer or contractor of the Company, (e) there has been no material damage to or loss or theft of any of the material Company Assets and (f) the Company has not:

(i) proposed or adopted any amendment to the Organizational Documents of the Company;

(ii) failed to comply, in all material respects, with all applicable Laws and with all orders of any Governmental Authority;

(iii) failed to maintain or renew all Permits necessary for the operation of the business of the Company;

(iv) forgiven any third party Indebtedness owed to the Company;

(v) other than in the ordinary course of business, (i) sold, assigned, licensed, mortgaged, pledged, sublicensed, encumbered, impaired, abandoned or failed to maintain any Intellectual Property, or (ii) granted, extended, amended, waived or modified any rights in or to Intellectual Property;

(vi) made any loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and employees);

(vii) failed to maintain Company Assets in good repair and condition, except to the extent of wear or use in the ordinary course of business;

(viii) made, revoked or changed any Tax election, changed any Tax accounting method, settled or compromised any Tax liability, or waived or consented to the extension of any statute of limitations for the assessment and collection of any Tax;

(ix) except as may have been required as a result of a change in applicable Laws or GAAP, changed any accounting methods, policies, principles or practices used by the Company; or

(x) changed the amount of any insurance coverage or failed to renew any policy for insurance coverage; or

(xi) prior to May 1, 2008, failed to pay the accounts payable or other liabilities of the Company, or failed to collect the accounts receivable or other Indebtedness owed to the Company, in a manner consistent with the practices of the Company or took any action not consistent with the past practices of the Company that was designed to accelerate or had the effect of accelerating the receipt by the Company of any amounts of cash earlier than such cash would have been realized consistent with the past practices of the Company.

Section 4.14 Transactions with Affiliates. Except as set forth in Section 4.14 of the Disclosure Schedule, no Related Party (as defined below) either currently or at any time since December 31, 2006 (a) has or has had any interest in any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the business of the Company or (b) has or has had any business dealings or a financial interest in any transaction with the Company or involving any Company Asset. For purposes of this Agreement, the term “Related Party” shall mean as of any time: an executive officer, employee or director, ten percent (10%) stockholder or equity holder (including any executive officers, employees or directors thereof) or Affiliate of the Company at such time, any present or former spouse or family member of any such executive officer, employee, director or Affiliate of the Company of any trust or other similar entity for the benefit of any of the foregoing Persons.

Section 4.15 Contracts.

(a) Section 4.15(a) of the Disclosure Schedule sets forth a complete and accurate list of the following material Contracts to which the Company is a party or by which the Company or the Company Assets is or may be bound (collectively, the “Company Contracts”):

(i) employment, retention, bonus or severance Contracts with any current or, to the extent the Company currently has outstanding obligations, any former officer, director or employee (the name, position or capacity and rate of compensation of each such person and the expiration date of each such Contract being set forth in Section 4.15(a) of the Disclosure Schedule);

(ii) Contracts (other than employment contracts) with any current or, to the extent the Company currently has outstanding obligations, any former officer, director, stockholder, employee, consultant, agent or other representative or relatives thereof or with an entity in which any of the foregoing is a controlling person;

(iii) collective bargaining or other labor or union Contracts, including the Labor Agreements;

(iv) instruments relating to Indebtedness, and any agreement relating to the extension of credit or the granting of a Lien other than Permitted Liens, or any Contract of guarantee in favor of any Person or entity other than the Company;

(v) lease, sublease, rental or other Contracts under which the Company is a lessor or lessee of any real property or the guarantee of any such lease, sublease, rental or other Contracts;

(vi) lease, sublease, rental, licensing use or similar Contracts with respect to equipment, vehicles, fixtures or other personal property, or the guarantee of any such lease, sublease, rental or other Contracts;

(vii) Contracts containing any covenant or provision limiting the freedom or ability of the Company to engage in any line of business, engage in business in any geographical area or compete with any other Person;

(viii) Contracts for the purchase or sale of materials, products, supplies or equipment, or the provision of services (including utility services);

(ix) material partnership or joint venture Contracts;

(x) Contracts or purchase orders for construction or for the purchase of real estate, improvements, fixtures, equipment, and machinery;

(xi) Contracts relating to licenses of trademarks, trade names, service marks or other Intellectual Property;

(xii) Contracts relating to the future disposition or acquisition of any business enterprise or any interest in any business enterprise;

(xiii) Contracts between or among (A) the Company, on the one hand, and (B) Seller or Seller’s Affiliate or any Affiliate of the Company (other than the Company), on the other hand;

(xiv) Contracts (A) outside the ordinary course of business for the purchase, acquisition, sale, merger, consolidation or disposition of any Company Assets or any other Person since January 1, 2005 or (B) for the grant to any Person (excluding the Company) of any option or preferential rights to purchase any Company Asset;

(xv) Contracts pursuant to which there is either a current or future obligation of the Company to provide services;

(xvi) Contracts under which the Company agrees to indemnify any Person with respect to Taxes or share the Tax liability of any Person;

(xvii) Contracts that require the posting of collateral by the Company in excess of $100,000;

(xviii) Contracts regarding the licensing or cross-licensing of any Intellectual Property of the Company or of other Persons that is used by the Company in its business;

(xix) Contracts granting any power of attorney with respect to the affairs of, or to act as agent for, the Company;

(xx) Sales representative agreements;

(xxi) Contracts involving Company IT Systems, including maintenance agreements; and

(xxii) any other Contract material to the business of the Company.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, (i) each Company Contract is legal, valid, binding and enforceable against the Company, and to the Knowledge of the Company, against each other party thereto and is in full force and effect in accordance with the express terms, and (ii) neither the Company nor, to the Knowledge of the Company, any other party is in breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or loss of any benefits under any Company Contract. Without limiting the generality of the foregoing, the Company has not received any payments pursuant to the Company Contracts which include royalties or “most favored Licensee” clauses, that have not been validly earned thereunder or in excess of any actual amounts due (“Excess Contract Receipts”).

(c) Complete and accurate copies of each Company Contract have been delivered to Purchaser and there has been no material modification, waiver, breach or termination of any Company Contract or any material provision thereto. Except as disclosed in Section 4.15(c) of the Disclosure Schedule, no Company Contract is terminable or cancelable as a result of the consummation of the transactions contemplated by this Agreement.

(d) Except as set forth in Section 4.15(d) of the Disclosure Schedule, there are no non-competition or non-solicitation agreements or any similar agreements that would restrict the operation or conduct of the business of the Company or the use of its properties or assets or any “earn out” agreements (or any similar agreements) to which Seller or the Company is a party or may be subject or bound (other than this Agreement or pursuant to this Agreement).

(e) The Company does not have any Contract under which it delivers goods or services to any Government Authority.

Section 4.16 Labor Relations.

(a) Section 4.16(a) of the Disclosure Schedule sets forth a complete and accurate list of all labor agreements, collective bargaining agreements, or any other labor-related agreements, including all amendments thereto, to which the Company is a party to or is subject to, or that pertain to any of the employees of the Company (the “Labor Agreements”). The Labor Agreements and all amendments thereto are in full force and effect in accordance with their terms and the Company has complied in all material respects with all its obligations under such Labor Agreements. There are no existing violations of any Labor Agreement and there are no pending grievance Proceedings under any Labor Agreement.

(b) There is no labor controversy, Proceeding, strike, slowdown, lockout or work stoppage against the Company pending or to the Knowledge of the Company, threatened which may interfere with the business activities of the Company. Except as set forth in Section 4.16(b) of the Disclosure Schedule, no employees of the Company are represented by any labor organization with respect to their employment with the Company. Except as set forth in Section 4.16(b) of the Disclosure Schedule, no labor union, labor organization, works council or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification Proceedings or petitions seeking a representation Proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Except as set forth in Section 4.16(b) of the Disclosure Schedule, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company. The Company is not a party to, or otherwise bound by, any order relating to employees or employment practices.

(c) Except as set forth in Section 4.16(c) of the Disclosure Schedule, the Company is in compliance in all material respects with all applicable Laws and orders applicable to the Company or the employees or other persons providing services to or on behalf of the Company relating to the employment of labor, including all such Laws and orders relating to discrimination, civil rights, immigration, safety and health, workers’ compensation, wages, withholding, hours, employment standards and classification, including the WARN Act, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, Occupational Safety and Health Act of 1970, ERISA and Family and Medical Leave Act.

Section 4.17 Insurance.

(a) The Company has in place insurance policies in reasonably sufficient amounts and types to insure against all risks usually insured against by Persons operating similar businesses, and all such policies are valid and in full force and effect (“Insurance Policies”). Section 4.17(a) of the Disclosure Schedule contains a complete and accurate list and an accurate summary of any self-insurance program(s) and all insurance policies currently maintained or maintained during any of the past three (3) years relating to the Company (collectively, the “Insurance Policies”). Seller has delivered to Purchaser complete and accurate copies of all Insurance Policies together with all riders and amendments thereto. The Insurance Policies are current, are valid and in full force and effect, and all premiums due thereon have been paid. Except as disclosed in Section 4.17(a) of the Disclosure Schedule, no Proceedings are pending or, to the Knowledge of the Company, threatened or during the prior three (3) year-period were instituted or threatened, to revoke, cancel, limit or otherwise modify the Insurance Policies and no notice of cancellation of any Insurance Policy has been received. No insurer has advised the Company that it intends to reduce coverage, increase premiums or fail to renew any existing Insurance Policy.

(b) Section 4.17(b) of the Disclosure Schedule sets forth complete and accurate summaries of all claims reported during the past three (3) years under any Insurance Policy, including a claims loss history, the amount of any reserve for open claims, the nature of the claim and whether open or closed. To the Knowledge of the Company, except as set forth on Schedule 4.17(b) of the Disclosure Schedule, there have been no matters threatened in writing that would form the basis for a claim.

Section 4.18 Accounts Receivable. All accounts receivable of the Company (the “Accounts Receivable”) represent bona fide sales actually made or services actually delivered. Except to the extent expressly reserved against or reflected on the Interim Financial Statements, the Accounts Receivable are collectible in the ordinary course of business consistent with past practice.

Section 4.19 Customers; Suppliers. Section 4.19 of the Disclosure Schedule sets forth a complete and accurate list of (a) all customers (persons or entities) representing five percent (5%) or more of the Company’s annual revenues for (i) the fiscal years ended December 31, 2007 and 2006 and (ii) the three (3) months ended March 31, 2008, and (b) all suppliers (persons or entities) representing five percent (5%) or more of the Company’s consolidated cost of services for the (i) fiscal years ended December 31, 2007 and 2006 and (ii) three (3) months ended March 31, 2008.

Section 4.20 Absence of Certain Business Practices.

(a) The Company is not and none of its employees is or has been, in violation of any Laws applicable to its business, properties or operations and relating to: (1) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (2) payments to government officials or employees from corporate funds; or (3) bribes, rebates, payoffs, influence payments or kickbacks.

(b) There are no gifts or benefits given or agreed to be given by (i) the Company or any of its employees, or (ii) on behalf of the Company, the Seller or any of its employees or any other Person, to any customer, supplier, governmental employee or other Person in violation of applicable Laws, the Company’s policies or procedures or the policies or procedures of the government or such customer, supplier or Person.

Section 4.21 Environmental.

(a) Except as disclosed in Section 4.21(a)(i) of the Disclosure Schedule, (i) neither the Company nor any of its predecessors has used, distributed, stored, serviced, repaired, managed, maintained, disposed or otherwise handled any PCBs or PCB Items (as defined by 40 CFR 761.3), (ii) no Hazardous Substances are present at or have been Released or threatened to be Released from, onto or under any of the properties currently leased or owned by the Company (including soils, groundwater, surface water, buildings or other structures), except in material compliance with Environmental Laws, (iii) no Hazardous Substances were present at or Released or threatened to be Released from, onto or under any of the properties currently owned, formerly owned or leased by the Company or any of its predecessors during the period of such ownership, lease, operation or use, except in material compliance with Environmental Laws, (iv) no storage tanks (underground, above ground or otherwise) are present at any of the properties currently owned or leased, operated or otherwise used by the Company, (v) neither the Company nor any of its predecessors is subject to any liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party, (vi) the Company is not subject to any indemnity or other agreement with any Person relating to Hazardous Substances, (vii) there are no circumstances or conditions involving the Company or businesses previously owned, leased, operated or otherwise used by the Company, or to the Knowledge of the Company, any of the Company Assets and the Owned Real Property or businesses of any predecessors of the Company that are likely to result in any Adverse Consequences to the Company arising under or pursuant to Environmental Law or in any restriction on the ownership, use or transfer of any of the Company Assets arising under or pursuant to any Environmental Law, and (viii) Seller has provided to Purchaser (A) copies of all material reports in the custody or control of the Company, including “Phase I,” “Phase II,” “environmental assessment” and similar reports, relating to the environmental condition of the Company or the compliance of the Company with Environmental Laws and (B) documentation, if applicable, showing the compliance of the Company with any financial responsibility requirements of any applicable Environmental Laws. Except as described in Section 4.21(a)(ii) of the Disclosure Schedule, to the Knowledge of the Company, the Company’s products and inventory, including purchased components, cables, are fully compliant with the Restriction of Hazardous Substances, European Commission Directive 2002/95/EC, including the effect of the Deca polybrominated diphenyl ethers prohibition becoming effective June 30, 2008, (“RoHS”) where required, and to the extent the Company is not compliant with any of the foregoing, the Company has recorded appropriate reserves for any inventory impaired as a result of such non-compliance.

(b) As used herein, the term “Environmental Laws” shall mean all Laws relating to the environment, natural resources, safety or health of humans or other living organisms, including the manufacture, introduction into commerce, export, import, handling, use, presence, Release or threatened Release of any Hazardous Substance or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used herein, the term “Hazardous Substance” shall mean any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, PCBs, lead-containing paint or plumbing, radioactive material or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any Environmental Laws.

(d) As used herein, the term “Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

Section 4.22 No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 4.23 Employee Benefits.

(a) Section 4.23(a)(i) of the Disclosure Schedule sets forth a complete and accurate list of: (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and referred to herein as a “Pension Plan”), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA and referred to herein as a “Welfare Plan”) and (iii) each other “Benefit Plan” (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement (including any employment or consulting agreement) to provide medical, health, disability, life, bonus, incentive, stock or stock-based or equity-based right (option, ownership or purchase), retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits to any current or former employee, officer or director of the Company (or any other individual providing non-professional services (directly or through a personal services corporation) as an independent contractor, consultant or agent to the Company)) that is maintained or contributed to, or required to be contributed to, by the Company. With respect to each Benefit Plan, Seller or Company have delivered or made available to Purchaser complete and accurate copies of: (A) such Benefit Plan (or, in the case of an unwritten Benefit Plan, a written description thereof), (B) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to such Benefit Plan (if any such report was required), (C) the most recent summary plan description and all subsequent summaries of material modifications for such Benefit Plan (if a summary plan description was required), (D) each trust agreement and group annuity contract relating to such Benefit Plan, if any, (E) the most recent determination letter from the IRS with respect to such Benefit Plan, if any and (F) the most recent actuarial valuation with respect to such Benefit Plan. Section 4.23(a)(ii) of the Disclosure Schedule will specify which Benefit Plans will no longer be applicable to the Company after Closing (because maintained or offered by Seller) and those which would continue to be Benefit Plans of the Company immediately after Closing.

(b) Each Benefit Plan has, in all material respects, been established, funded, maintained and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no amendments to any Benefit Plan that have been adopted or approved by the Company (and are not reflected in such Benefit Plan), and the Company has not undertaken or committed to make any such amendments or to establish, adopt or approve any new plan.

(c) Each Pension Plan and any trust established pursuant thereto intended to be qualified and tax exempt under Sections 401(a) and 501(a) have been the subject of a favorable and up-to-date determination letter from the IRS, or a timely application therefor has been filed, to the effect that such Pension Plan and trust are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no circumstances exist and no events have occurred that could adversely affect the qualification of any Pension Plan or the related trust.

(d) The Company has never had or participated in any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has maintained, contributed to or been required to contribute to any benefit plan in the past six (6) years that is subject to the provisions of Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. For purposes of this Agreement, “Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(e) Neither the Company nor any ERISA Affiliate has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans other than Pension Plans, other than as required by COBRA or any other applicable Laws. All contributions or premiums owed by the Company with respect to Benefit Plans under Laws, contract or otherwise have been made in full and on a timely basis. There are no pending or threatened audits or Proceedings asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) of any Benefit Plan, the Company or any employee or administrator thereof, in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits. With respect to each Benefit Plan, there has not occurred, and no Person or entity contractually bound to enter into, any nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 4.24 Employees.

(a) Section 4.24(a) of the Disclosure Schedule sets forth a complete and accurate list of: (i) the name, title and total compensation (including bonuses and commissions payable by the Company) of each current officer, employee, sales representative, or consultant and agent (provided, with respect to consultants and independent sales representatives only, their total annual payment is greater than $30,000), of the Company, (ii) all bonuses and other incentive compensation received by such Persons since January 1, 2005 and any accrual for such bonuses and incentive compensation and (iii) all current Contracts or commitments by the Company to increase the compensation (including bonuses and commissions) or to modify the conditions or terms of employment of any of its officers or directors, or employees, consultants and agents.

(b) Except as set forth on Section 4.24(b) of the Disclosure Schedule, no officer, director or employee of the Company is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement or provision, between such Person and any other Person that will materially and adversely affect (i) the performance by such Person of his/her duties or (ii) the ability of the Company to conduct its business.

(c) To the Knowledge of the Company, no executive, key employee or significant group of employees plans to terminate employment with the Company during the next six (6) months.

Section 4.25 Taxes and Tax Returns.

Except as set forth in Section 4.25 of the Disclosure Schedule (organized by below paragraph lettering):

(a) All Tax Returns required to be filed by or with respect to the Company for all Taxable Periods have been timely filed (including those filed with extensions). All such Tax Returns (i) were prepared in the manner required by applicable Laws, (ii) are complete and accurate in all material respects and (iii) accurately reflect the liability for Taxes of or with respect to the Company.

(b) Complete and accurate copies of all federal, state, local and foreign Tax Returns of the Company and, in some cases, Seller filed in the previous seven (7) years have been provided to Purchaser prior to the date hereof. Section 4.25(b) of the Disclosure Schedule sets forth a complete and accurate list of all Tax Returns required to be filed by or with respect to the Company with respect to Taxable Periods ending on or before the Closing Date which have not been filed.

(c) All Taxes required to be paid by or with respect to the Company, or required to be shown on a Tax Return, have been timely paid, and the Company has separately accrued and provided a sufficient reserve for the payment in full of all Taxes not yet due and payable on the balance sheet included in the Interim Financial Statements. Section 4.25(c) of the Disclosure Schedule sets forth a complete and accurate list of each Tax accrued (and the amount thereof) in the tax reserve set forth on the Interim Financial Statements. There are no Taxes that would be due if asserted by a Taxing Authority, except with respect to which the Company is maintaining adequate reserves. Since December 31, 2003, with respect to federal Taxes and since December 31, 2001, with respect to all other Taxes, no adjustment relating to any Tax Return of or including the Company has been proposed or threatened in writing (or, to the Knowledge of Seller, orally) by any Taxing Authority. Since December 31, 2003, with respect to federal Taxes and since December 31, 2001, with respect to all other Taxes, the Company has not incurred any liability for Taxes other than Taxes incurred in the ordinary course of business. Seller has provided Purchaser with certain separate pro-forma tax returns for the Company, which (i) were prepared in the manner required by applicable Laws, (ii) are complete and accurate in all material respects and (iii) accurately reflect the liability for Taxes of or with respect to the Company.

(d) The Company has complied in all respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049 of the Code and related regulations, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld from amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and paid over to the proper Taxing Authority all amounts required.

(e) Since December 31, 2004, none of the Tax Returns of or relating to the Company has been or is currently being examined by the IRS or any state, local or foreign Taxing Authorities to the Knowledge of the Company. There are no examinations or other administrative or court Proceedings relating to Taxes in progress or pending, and there is no existing, pending or threatened claim, proposal or assessment against or with respect to the Company asserting any deficiency for Taxes.

(f) Since December 31, 2004, no claim has ever been made by any Taxing Authority with respect to the Company in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation (or that Seller is subject to taxation with respect to the Company) by that jurisdiction. There are no security interests on any of the Company Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for statutory Liens for real property taxes that are not yet due and payable, there are no Liens for any Tax upon the Shares or upon any asset of the Company and there is no basis for the imposition of any such Lien.

(g) No extension of time with respect to any date by which a Tax Return was or is to be filed by or with respect to the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes.

(h) Other than with respect to being a part of Seller’s consolidated Tax Returns, the Company has not been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code) or (ii) affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than the group of which the Company is the common parent.

(i) The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. The Company does not own an interest in such a joint venture, partnership or other arrangement or contract.

(j) There are no outstanding options, warrants, securities convertible into stock or other contractual obligations that might be treated for federal income tax purposes as stock or another equity interest in the Company.

(k) The Company is not a party to any oral or written contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes with respect to any Taxable Period.

(l) None of the Company Assets is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code or (iii) property that is required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and no depreciation or amortization with respect to such assets will be disallowed as a deduction under Section 197(f)(9) of the Code or otherwise.

(m) The Company has not engaged in any transaction that gives rise to (i) a registration obligation under Section 6111 of the Code and the Treasury regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code and the Treasury regulations thereunder or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the Treasury regulations thereunder.

(n) For federal income Tax purposes, Seller owns one hundred percent (100%) of the equity interests in the Company.

(o) Since December 31, 2004, the Company has not agreed nor is it required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise.

(p) The Company has no losses, including net operating losses, built-in losses or capital losses, or credits that are or will be subject to any limitation under any Tax Law, disregarding the acquisition of the Shares by Purchaser.

Section 4.26 Intellectual Property.

(a) Section 4.26(a) of the Disclosure Schedule identifies all of the following items that are owned by the Company or used by the Company in the course of its business or that enable the Company to use the intellectual property of third parties in the course of its business: (i) all trademarks, service marks, certification marks, trade names, corporate names, brand names, trade dress, logos, internet domain names and all other indicia of origin, including all common law marks, together with all registrations and pending applications in any jurisdiction to register any such rights (collectively, “Trademarks”); (ii) all patents and patent applications (“Patents”); (iii) all registered copyrights and applications to register copyrights in any jurisdiction (“Copyrights”); and (iv) all licenses of rights to use any computer software, Trademarks, patents, copyrights and other intellectual property, whether to or by the Company, except licenses to use “off-the-shelf” third-party software products acquired in the ordinary course of business. The term “Intellectual Property,” as used herein, shall mean both (y) all assets described or required to be described in Section 4.26(a) of the Disclosure Schedule and (z) any and all intellectual property that is owned by the Company or used or held for use to conduct its business in accordance with past practices, as presently conducted and as presently proposed to be conducted, including, without limitation, all Trademarks, the goodwill associated therewith and registrations in any jurisdiction, and applications in any jurisdiction to register, each of the foregoing, including any extension, modification or renewal of any such registration or application; all inventions, discoveries, ideas, designs, processes and dies whether patentable or not, in any jurisdiction; all patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions, reexaminations or reissues thereof, in any jurisdiction; nonpublic information, know-how, trade secrets, research and development, formulas, and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; all proprietary writings, artwork and other works of authorship, whether copyrightable or not, in any jurisdiction; all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any other intellectual property or proprietary rights. The Company has complied with all formal legal filing requirements, including payment of all fees due prior to the Closing, to maintain registration for all issued patents and all registered trademarks, service marks and registered copyrights listed in Section 4.26(a) of the Disclosure Schedule. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Trademarks, Copyrights and Patents owned by it and is diligently taking such actions in a timely manner.

(b) The Company owns free and clear of any liens all right, title and interest to, or is validly licensed or otherwise has a valid right to use all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The Company has not received any written notice of any claim of infringement, misappropriation or violation of the intellectual property or other proprietary rights of any Person and no Person has asserted or, to the Knowledge of the Company, threatened to assert any challenge with respect to any Intellectual Property used by the Company. To the Knowledge of the Company, no Intellectual Property owned and/or licensed by the Company is being used or enforced in a manner that by itself would result in the abandonment, cancellation or unenforceability of or any other loss, diminishment or impairment of rights in such Intellectual Property. Except as set forth in Section 4.26(b) of the Disclosure Schedule, no license pursuant to which the Company acquired the right to use any Intellectual Property is subject to termination or cancellation or change in its terms or provisions, or the Company’s rights thereunder diminished or impaired, or the Company’s obligations thereunder increased, as a result of this Agreement or the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no other person claims the right to use in connection with similar or closely related goods and in the same geographic area any mark which is identical or confusingly similar to any of the Trademarks. To the Knowledge of the Company, no third party has asserted ownership rights in any of the Intellectual Property (except to the extent that such Intellectual Property is owned by a third party and has been properly licensed to a the Company). To the Knowledge of the Company, the use of any Intellectual Property by the Company does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company acquired the right to use any Intellectual Property. To the Knowledge of the Company, no person has infringed upon or violated or is currently infringing or otherwise violating any right of the Company with respect to any Intellectual Property. The Company has the legal right to use all copies of all computer software currently used or held for use by the Company in its business. The Intellectual Property constitutes all of the intellectual property used or held for use by the Company to conduct its business consistent with past practices, as presently conducted and as presently proposed to be conducted.

Section 4.27 Information Technology.

(a) Except as set forth in Section 4.27(a) of the Disclosure Schedule, the Company IT Systems are in reasonable working condition to perform all information technology operations currently being undertaken by the Company.

(b) Except for scheduled or routine maintenance that does not cause any material disruption to, or material interruption in, the conduct of the business of the Company, the Company IT Systems are, taken as a whole, available for use during normal working hours, in accordance with past practices. No data or information of the Company is stored or maintained, and no computer hardware or equipment included in the Company IT Systems is located, at any facility that is not under the exclusive ownership or direct control of the Company.

Section 4.28 Absence of Undisclosed Liabilities. The Company has no material liabilities or obligations except (a) those liabilities and obligations disclosed in the Financial Statements, (b) those liabilities or obligations incurred in the ordinary course of business since March 31, 2008, that are not reasonably expected to have a Material Adverse Effect and (c) those liabilities or obligations pursuant to the express terms of a Contract to which the Company is a party.

Section 4.29 Guarantees. The Company is not a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person.

Section 4.30 Indebtedness. As of the Closing Date, all Indebtedness of the Company, has been paid in full, all Liens in connection therewith (except Permitted Liens) have been terminated.

Section 4.31 Bank Accounts. Section 4.31 of the Disclosure Schedule sets forth a complete and accurate list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a complete and accurate list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

Section 4.32 Obligations of the Company to Seller. Except as set forth in Section 4.32 of the Disclosure Schedule, or as contemplated by this Agreement or any Ancillary Agreement, (a) Seller is not a party to any contract, agreement or arrangement with the Company and (b) the Company has no obligation or liability, contingent or otherwise, owing to Seller (including pursuant to any Proceeding or order), in each case, other than (i) any obligation of the Company arising under any Ancillary Agreement after the Closing, (ii) any claim arising under this Agreement or (iii) any claim for indemnification arising under the Organizational Documents of the Company or applicable Laws.

Section 4.33 Surety Bonding Capacity. Section 4.33 of the Disclosure Schedule sets forth a complete and accurate list of the Company’s issued surety bonds and letters of credit, including current levels and capacity, as they relate to the business of the Company as in place on the date hereof.

Section 4.34 Investment Company Act. The Company holds no investments that would require it to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.35 Export Control and Compliance. Except as set forth in Section 4.35 of the Disclosure Schedule, the Company has complied with all Laws regarding the import and export of products, samples and information to and from the United States including without limitation those relating to ITAR-controlled technology, the State Department ITAR Munitions List, the Department of Commerce Export Classification Control and any AR99 items.

Section 4.36 No Material Omissions. To Seller’s knowledge and to the Knowledge of the Company, the Company and Seller have advised Purchaser of all matters involving the Company’s financial condition that management of the Company or management of Seller reasonably expect might have a Material Adverse Effect.

Section 4.37 Bonuses to Employees. There are no payments, bonuses, benefits or accelerated compensation that have been paid or that would be payable to employees, officers, directors or consultants of the Company in connection with the sale of the Company or as an incentive to stay with the Company through the sale process, or otherwise by virtue of the transactions contemplated by this Agreement, except as disclosed (along with the amounts thereof) in Section 4.37 of the Disclosure Schedule or provided as necessary consideration in any Employment Agreements.

Section 4.38 Exclusivity of Representations. The representations and warranties made by the Seller in this Agreement are the exclusive representations and warranties made by the Seller. The Seller hereby disclaims any other express or implied representations or warranties. The Seller is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 5.1 Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, the Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each of Purchaser and the Merger Sub has all requisite power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted.

Section 5.2 Authorization and Effect of Agreement. Each of Purchaser and the Merger Sub has all requisite right, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or is proposed to be a party and to perform its obligations hereunder and under any such Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of Purchaser and the Merger Sub and the performance by each of Purchaser and the Merger Sub of its obligations hereunder and thereunder, as the case may be, and the consummation of the transactions contemplated hereby or thereby, as the case may be, have been duly authorized by all requisite action on the part of each of Purchaser and the Merger Sub and no other action on the part of each of Purchaser and the Merger Sub is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Purchaser and the Merger Sub and constitutes a legal, valid and binding obligation of each of Purchaser and the Merger Sub, enforceable against each of Purchaser and the Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

Section 5.3 Consents and Approvals; No Violations. Other than the filing of the Certificate of Merger, no filing with, and no Permit or Consent of any Governmental Authority or any other Person is necessary to be obtained, made or given by Purchaser or the Merger Sub in connection with the execution and delivery by Purchaser or the Merger Sub of this Agreement or any Ancillary Agreement to which it is a party, the performance by Purchaser or the Merger Sub of its obligations hereunder or thereunder and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreements to which it is a party. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which it is a party by Purchaser or the Merger Sub nor the consummation by Purchaser of the transactions contemplated by this Agreement or any Ancillary Agreements to which it is a party nor compliance by Purchaser with any of the provisions hereof or thereof will conflict with or result in any breach of any provision of the Organizational Documents or any contracts of Purchaser or the Merger Sub.

Section 5.4 Litigation. There is no Proceeding pending or, to the knowledge of Purchaser or the Merger Sub, threatened, or any material portion of their properties or assets before any Governmental Authority with respect to which there is a substantial possibility of a determination which questions the validity or legality of this Agreement or the Ancillary Agreement or the transactions contemplated hereby or thereby or which seeks to prevent the transactions contemplated hereby or thereby or otherwise would reasonably be expected, individually or in the aggregate, to materially impair the Purchaser or Merger Sub’s ability to effect the transactions contemplated hereby.

Section 5.5 Purchase for Investment. The Purchaser is acquiring the Shares for its own account, for investment only, and not with a view toward any resale or distribution thereof except in compliance with all applicable securities laws. The Purchaser shall not offer to sell or otherwise dispose of the Shares in violation of any legal requirements applicable to any such offer, sale or other disposition. The Purchaser acknowledges that: (a) the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws; (b) there is no public market for the Shares and there can be no assurance that a public market shall develop; and (c) the Purchaser must bear the economic risk of its investment in the Shares for an indefinite period of time. The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, as presently in effect.

Section 5.6 Acknowledgement. In determining to proceed with the transactions contemplated by this Agreement, the Purchaser acknowledges that, except as expressly set forth herein, the Purchaser is not relying on any covenants, representations or warranties of the Company or the Seller.

ARTICLE VI

COVENANTS

Section 6.1 [Intentionally Deleted]

Section 6.2 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and the taking of such commercially reasonable actions (which shall not require the payment of any money of the providing of any concession) as are necessary to obtain any requisite approvals, Consents, orders, exemptions or waivers by any Governmental Authority or any other Person. So long as Seller and the Company fulfill their obligations under Sections 6.2 and 6.3, the Purchaser and Merger Sub agree that neither the Seller nor the Company shall have any liability to the Purchaser or Merger Sub arising out of or relating to the failure to obtain any Consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement.

(b) Each party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement and the Ancillary Agreements. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

Section 6.3 Further Assurances. From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and the Ancillary Agreements and to provide the other party with the intended benefits of this Agreement and the Ancillary Agreements. Without limiting the foregoing, upon reasonable request of Purchaser, Seller shall execute, acknowledge and deliver all such further assurances, deeds, bills of sale, assignments, and other instruments as may be required to sell, transfer, assign, convey and deliver to Purchaser all right, title and interest in, to and under the Shares.

Section 6.4 Confidentiality. Except as and to the extent required by Law, Purchaser and Seller will not disclose or use, and will direct its representatives not to disclose or use, any Confidential Information (as defined below) with respect to the Company, Purchaser, Seller or this Agreement or the transaction contemplated by it, that has been furnished, or to be furnished, by the other party, or their respective representatives at any time or in any manner other than in connection with its internal evaluation of the transaction proposed in this letter. “Confidential Information” means any information about the Company, the Surviving Corporation, Purchaser, Seller or this Agreement or the transaction contemplated by it, including but not limited to the fact that the parties are negotiating a proposed transaction, financial records, data, reports, designs, methods of doing business, samples, data, or other document which would be considered a trade secret, whether the disclosure of such information is in writing or otherwise, unless (a) such information is already known to the party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of a party or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transaction, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with a Proceeding. Upon the written request of the other party, a party will promptly return, or certify to the destruction of, any Confidential Information in its possession.

Section 6.5 Tax Matters.

(a) Seller shall control the preparation and filing of all Tax Returns required to be filed by or with respect to the Company for all Taxable Periods ending on or before the Closing Date and with due dates (including by way of a properly filed extension) after the Closing Date (the “Seller-Controlled Returns”). Purchaser (including, for purpose of this Section 6.5 only, the Surviving Corporation) shall cooperate with Seller and the Company in the preparation of Seller-Controlled Returns and shall provide assistance as reasonably requested by Seller Representative. Seller shall deliver any such Seller-Controlled Return to Purchaser in the form proposed for filing at least fifteen (15) Business Days prior to the due date thereof and shall consider in good faith all reasonable comments provided by Purchaser with respect thereto.

(b) Purchaser shall control the preparation and filing of all Tax Returns required to be filed by or with respect to the Surviving Corporation for any Taxable Period that begins on or before, and ends after, the Closing Date (a “Straddle Period”). Seller shall cooperate with Purchaser in the preparation of such returns (“Straddle Period Returns”) and shall provide assistance as reasonably requested by Purchaser. Purchaser shall deliver any such Straddle Period Return to Seller in the form proposed for filing at least fifteen (15) Business Days prior to the due date thereof and shall consider in good faith all reasonable comments provided by Seller with respect thereto. At least five (5) Business Days prior to the due date of any payment required to be made with respect to any Straddle Period Return, Seller shall pay to Purchaser the amount of Taxes attributable to any Taxable Period (or portion thereof)

ending on or before the Closing Date as reasonably determined and demonstrated by adequate documentation accepted by both parties in accordance with Section 6.5(c) hereto in respect of Straddle Periods.

(c) With respect to any Straddle Period, for the purpose of determining each party’s liability in respect of Taxes hereunder, (i) any income, franchise, gains, receipts and similar Taxes shall be allocated between the period that ends on the day before the Closing Date and the period that begins on the Closing Date by treating the day before the Closing Date as the last day of such Taxable Period (i.e., the parties hereto shall “close the books” on such date, and shall elect to do so if permitted by applicable Laws), and (ii) other Taxes, imposed on a periodic basis, shall be apportioned between the period that ends on and includes the Closing Date and the period that begins on the following day on a per diem basis.

(d) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser. Each party to this Agreement shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(e) All contracts, agreements or arrangements under which the Company may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated by Closing.

(f) Purchaser and Seller shall, (i) after the Closing, assist (and cause their respective Affiliates to assist) the other party hereto in preparing and filing any Tax Returns that such other party hereto is responsible for preparing and filing, (ii) after the Closing, cooperate fully in preparing for any audits of, or disputes or other Proceedings with any Taxing Authority or with respect to any matters with respect to Taxes of or relating to the Company or the Surviving Corporation and (iii) make available to the other party hereto and to any Taxing Authority as reasonably requested all information, records and documents relating to Tax matters (including Tax Returns) of or relating to the Company or the Surviving Corporation relating to any Taxable Period that begins on or before the Closing Date. The parties hereto shall keep any information obtained under this Section 6.5 confidential except (x) as may be necessary in connection with the filing of Tax Returns or claims for refund or the conduct of any audit, litigation or other Proceeding with respect to Taxes or (y) with the written consent of the other party hereto.

Section 6.6 No Solicitation of Employees. For a period of five (5) years after the Closing Date, Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Purchaser, directly solicit any employee of the Surviving Corporation. Notwithstanding the foregoing, Seller and its Affiliates shall not be restricted in any general solicitation for employees (including through the use of employment agencies) not specifically directed at any employee of Surviving Corporation who responds to any such general solicitation, provided that Seller and its Affiliates shall not hire any employee of the Surviving Corporation during the twenty-four (24) months after the Closing.

Section 6.7 Non-Competition; No Solicitation of Customers and Contractors; Non-Disparagement.

(a) Non-Competition. For a period of seven (7) years after the Closing Date, Seller shall not, directly or indirectly, (i) permit those representatives of Seller which also represent SMP and/or OCC products except as set forth on Section 6.7(a)(i) of the Disclosure Schedule, from promoting or selling Axcess Solutions™ products; and (ii) to the extent that it is commercially feasible to monitor, offer and/or sell products of Seller which compete with SMP’s product offering existing as of the Closing Date (i.e., Axcess Solutions™ products) to markets other than power, telco, CATV and renewable energy markets. The foregoing restriction does not apply to (X) the Seller’s existing customers listed on Section 6.7(a)(ii) of the Disclosure Schedules with respect to Axcess Solutions™ products or (Y) Rack Technologies Pty. Ltd. in Sydney, Australia. Except as permitted herein, for a period of seven (7) years after the Closing Date, Seller shall not, directly or indirectly invest in, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in (y) the business of manufacturing, selling, marketing or offering any products and services for the residential enterprise or premise copper and fiber optic cable and copper and fiber optic connectivity markets, or (z) the business of manufacturing, selling marketing and/or offering any products and services sold, being developed or planned by the Company during the twelve (12) months prior to the Closing (the products and services described in clauses (y) and (z) above collectively, the “Restricted Products”). Notwithstanding the foregoing, (A) Seller may purchase or otherwise acquire less than five percent (5%) of any class of the securities of any Person who is in the primary business to sell the Restricted Products and whose securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act, and (B) Seller may continue to sell, market and offer Restricted Products in Brazil, but only through its existing Subsidiary located in Brazil.

(b) No Solicitation of Customers and Contractors. For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly:

(i) intentionally cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, consultant or other business relation of the Company to cease doing business with the Company or Purchaser; or

(ii) hire, retain or attempt to hire or retain any independent contractor of the Company that in any way had a material negative impact on the relationship between the Company and any of its independent contractors.

(c) Non-Disparagement. After the Closing Date, a party will not disparage the other party or any of either’s shareholders, directors, officers, employees or agents.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Sections 6.7(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 6.7 is reasonable and necessary to protect and preserve Purchaser’s and the Surviving Corporation’s legitimate business interests and the value of the Company and to prevent any unfair advantage conferred on Seller.

(e) Tolling During Violations. The restrictions on Seller and its Affiliates set forth in this Section shall automatically be extended by the amount of time equal to any period during which Seller or it Affiliates are in violation of the provisions of this Section.

Section 6.8 Collection of Accounts Receivable. Seller agrees that, as of the Closing Date, Seller promptly shall forward to the Surviving Corporation any monies, checks or negotiable instruments received by Seller after the Closing Date relating to the Accounts Receivable and any accounts receivable for the Company’s own account.

Section 6.9 Use of “Rack Technologies”. The Surviving Corporation shall immediately cease use of the trade name “Rack Technologies” world-wide; provided, however it shall have the limited right to use such trademark in the United States for a period of six (6) months after the Closing Date, on a royalty free basis.

Section 6.10 Publicity. Purchaser and Seller will coordinate (i) with respect to press releases to be distributed following the Effective Time regarding the Merger and (ii) with respect to any filings with the Securities and Exchange Commission regarding the Merger. Each party will cooperate with any request by the other party to pre-review any such press release or filing.

Section 6.11 Standstill Agreement. For a period of two (2) year after the date hereof, neither (i) Seller nor any of its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to Purchaser (referred to as “Other Party” in this section in such respect) nor (ii) Purchaser nor any of its affiliates with respect to Seller (referred to as “Other Party” in this section in such respect) will, individually or collectively, directly or indirectly (including, without limitation, agreeing or advising, assisting or encouraging, or providing information or financing to others to), unless specifically requested in writing in advance by the Other Party’s Board of Directors: (A) acquire or agree, offer, seek or propose to acquire (or request permission to do so), from any individual, partnership, limited partnership, limited liability company, firm, joint venture, association, joint-stock company, corporation, trust, business trust, unincorporated organization or other entity or government or any department or agency thereof (each, a “Person”), directly or indirectly, by purchase or merger, through the acquisition of control of another

Person, by joining a partnership, limited partnership or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any equity securities of Other Party, or direct or indirect rights (including convertible securities) or options or warrants to acquire such beneficial ownership (or otherwise act in concert with respect to any such securities, rights or options with any Person that so acquires, offers to acquire or agrees to acquire); (B) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the Regulation 14A promulgated under the Exchange Act), become a “participant” in any “election contest” (as such terms are defined in Rule 14a-11 promulgated under the Exchange Act) or initiate, propose or otherwise solicit stockholders of Other Party for the approval of any stockholder proposals (or request permission to do so), in each case with respect to Other Party; provided, however, that the foregoing shall not apply to any person who is a director of Other Party acting in his capacity as a director of Other Party with respect to matters approved by a majority of the Board of Directors of Other Party; (C) form, join, in any way participate in, or encourage the formation of, a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Other Party; (D) deposit any securities of Other Party into a voting trust, or subject any securities of Other Party to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect; (E) alone or in concert with others, seek, propose, encourage or support any effort, to influence or control the management, Board of Directors, business, policies, affairs or actions of Other Party; (F) request Other Party (or any directors, officers, employees or agents of Other Party), directly or indirectly, to amend, waive or modify any provision of this Section 6.11; (G) enter into any discussions, negotiations, arrangements or understandings with any party other than Other Party or its advisors with respect to the foregoing; (H) make any public announcement with respect to the foregoing. If, at any time during such two-year period, Seller or Purchaser is approached by any third party concerning its or their participation in a transaction involving Other Party’s assets or businesses or securities issued by Other Party, Seller or Purchaser as the case may be, will immediately inform Other Party in writing of the nature of such contact and the parties thereto.

Section 6.12 [Intentionally Deleted]

Section 6.13 Waiver of Conflicts Regarding Representation. Recognizing that Baker & Hostetler LLP (“Baker & Hostetler”) has acted as legal counsel to the Seller and the Company prior to the Closing, and that Baker and Hostetler intends to act as counsel to the Seller after the Closing, the Company hereby waives, on its own behalf any conflicts that may arise in connection with Baker & Hostetler representing the Seller after the Closing.

Section 6.14 Injunctive Relief. The parties hereto agree that if any of the provisions of Sections 6.2-6.4, 6.6-6.8 or 6.10 were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to injunctive relief to enforce the terms hereof, in addition to any other remedy at law or equity, and the parties hereby waive any requirement of a bond in respect thereto and hereby waive any right to object thereto.

Section 6.15 Other Assets. To the extent the Company has represented that it owns, has any rights to, or otherwise uses as of the Closing Date any Company Contracts, Permits, Intellectual Property, Company IT Systems or Company Assets that turn out to be owned by (or which rights reside with) Seller or an Affiliate of Seller, Seller shall promptly cause same to be transferred and assigned to the Surviving Corporation at Seller’s sole cost and expense.

Section 6.16 Capital Expenditures. The Company has made the capital expenditures approved by Seller for the four-month period ending April 30, 2008, prior to Closing, in an amount of no less than $97,000.

Section 6.17 Reimbursement of Employment Agreement Payments. It is anticipated that in connection with this Agreement and prior to Closing, the Company will enter into Employment Agreements with certain employees for the benefit of the Purchaser. It is further anticipated that the Employment Agreements may obligate the Company to pay amounts to employees entering into the Employment Agreements. In order to ensure that Purchaser (rather than Seller) bears the cost of any such payments or obligations made to employees in connection with entering into the Employment Agreements prior to Closing: (i) to the extent that any payments are made to employees by the Company prior to the Closing solely in connection with entering into the Employment Agreements, Purchaser shall reimburse Seller for any such payments to such employees at Closing; and (ii) to the extent that the Company becomes obligated and is required to accrue pursuant to GAAP any amounts owed but not yet paid to such employees prior to the Closing solely in connection with entering into the Employment Agreements, such accrued amounts shall be excluded from any calculations of Net Working Capital pursuant to this Agreement.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1 Survival of Indemnification Rights. Subject to the limitations and other provisions of this Agreement, the representations and warranties of Seller contained in Article IV hereto shall survive the Closing and remain in full force and effect for a period of twenty-one (21) months following the Closing Date and, if a claims notice has been provided by such date, shall remain in full force and effect only with respect to the pending matters identified in such claims notice until final resolution thereof, except that (a) the following representations and warranties shall survive and remain in full force indefinitely: Section 4.1 (Organization and Good Standing), Section 4.3 (Authorization and Effect of Agreement), Section 4.6 (Capitalization of the Company), Section 4.7 (Ownership of the Shares), Section 4.8 (No Subsidiaries), and Section 4.23 (Environmental); and (b) claims for indemnification regarding the representations and warranties under Section 4.24 (Employee Benefits), and Section 4.27 (Taxes and Tax Returns), Section 4.30 (Indebtedness) and 4.35 (Export Control and Compliance) must be brought prior to the expiration of the applicable statute of limitations.

Subject to the limitations and other provisions of this Agreement, the representations and warranties of Purchaser contained in Article V hereto shall survive the Closing and remain in full force and effect indefinitely.

Section 7.2 Indemnification Obligations.

(a) Subject to the limitations and other provisions of this Agreement, Seller shall defend and hold harmless Purchaser and the Surviving Corporation and any parent, Subsidiary, Affiliate, director, manager, officer, or stockholder thereof, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “Purchaser Indemnified Parties”) from and against and pay on behalf of or reimburse such party in respect of, all losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes (including any increase in Tax liability due to a re-determination of Tax amounts or attributes by a Taxing Authority), penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation or defense of any of the foregoing (collectively, “Adverse Consequences”) that any such party may suffer, sustain or become subject to, as a result of, in connection with, or relating to or by virtue of:

(i) any breach of, any representation or warranty made by Seller under this Agreement or any Ancillary Agreement; and

(ii) any breach of any covenant or agreement by Seller or by the Company (prior to the Effective Time) under this Agreement or any Ancillary Agreement.

(iii) any liability for or in respect of Taxes of the Company or for which the Company may be liable for any Taxable Period (or portion thereof) ending on or before the Closing Date, including any liability for Taxes as a transferee or successor, by contract or otherwise except to the extent that such Taxes are set forth in any tax reserve accrued on the Interim Financial Statements;

(iv) any fees, expenses or other payments incurred or owed by Seller or the Company to any agent, broker, investment banker or other firm or Person retained or employed by such Seller in connection with the transactions contemplated by this Agreement;

(v) the exposure of any employees, agents, contractors, or invitees, of the Company to lead, mercury or other heavy metals at any facilities owned or leased by the Company, prior to the Closing Date;

(vi) Excess Contract Receipts;

(vii) the EEOC Claims as set forth in Section 7.2(a)(vii) of the Disclosure Schedule; and

(viii) the Excluded Liabilities and Liens related thereto.

(b) Notwithstanding the foregoing, except in the case of actual fraud, the Seller shall have no liability for Adverse Consequences pursuant to clause (i) of Section 7.2(a) above (1) in excess of Three Million Dollars ($3,000,000); and (2) until and to the extent such Adverse Consequences exceed $50,000. Claims pursuant to 7.2(a)(vi) and (viii) shall be brought within seven years of Closing. No claim will be valid under 7.2(a)(vi) above unless (a) such claim was initiated by a third party and not initiated by the Purchaser or the Company; (b) Purchaser will notify Seller of all relevant discussions with the third party to Seller prior to resolution thereof; and (c) Purchaser will not settle or compromise any action or consent to the entry of any judgment with such third party, absent Seller’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

(c) Purchaser shall indemnify, defend and hold harmless Seller or any agent thereof, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “Seller Indemnified Parties”) from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all Adverse Consequences that any such party may suffer, sustain or become subject to, as a result of, in connection with, or relating to or by virtue of;

(i) any breach of any representation or warranty made by Purchaser under this Agreement or any Ancillary Agreement (without regard to the materiality qualifiers contained therein); and

(ii) any breach of any covenant or agreement on the part of Purchaser under this Agreement or any Ancillary Agreement; and

(iii) any liability for or in respect of Taxes of the Surviving Corporation or for which the Surviving Corporation may be liable for any Taxable Period (or portion thereof) ending after the Closing Date; and

(iv) any fees, expenses or other payment incurred by or owed by Purchaser to any agent, broker, investment banker or other firm or Person retained or employed by Purchaser in connection with the transactions contemplated by this Agreement.

Section 7.3 Indemnification Procedure.

(a) If any Indemnified Party intends to seek indemnification pursuant to this Article VII and there is no relevant Third Party Claim for such claim, such Indemnified Party shall promptly notify the Indemnifying Party by providing written notice of such claim to such Indemnifying Party, along with a reasonable description and documentation, to the extent available, of the claim, and the amount, of such claim. The Purchaser Indemnified Parties shall not be entitled to payment for indemnification by Seller under

Section 7.2(a) until either the Seller agrees that it is in fact liable for an indemnity claim or the Purchaser Indemnified Parties have filed a claim in a court of competent jurisdiction alleging that the Seller is liable for an indemnity claim.

(b) If such claim involves a claim by a third party against any Indemnified Party (a “Third Party Claim”), the Indemnified Party will provide the Indemnifying Party with notice of any third party claim in respect of which indemnification is sought. The Indemnifying Party may, within thirty (30) calendar days after receipt of such notice by the Indemnifying Party and upon written notice to the Indemnified Party, assume, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, so long as (i) within such thirty (30) calendar day period, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently in its reasonable determination; provided that the Indemnified Party may participate in such settlement or defense of the Third Party Claim through counsel chosen by it; provided, further, that if the Indemnified Party reasonably determines that representation by the Indemnifying Party’s counsel of the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interests, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel. Notwithstanding anything to the contrary in this Section 7.3, the Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld (other than in respect for Taxes). If the Indemnifying Party is not contesting such Third Party Claim in good faith, then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

Section 7.4 Calculation of Indemnity Payments. The amount of any Adverse Consequences for which indemnification is provided under this Article VII shall be net of any Tax savings or insurance proceeds payable to the Indemnified Party arising from the event giving rise to indemnification.

Section 7.5 Tax Treatment of Indemnification. For all Tax purposes the parties hereto agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.

Section 7.6 Exclusive Remedy. The Purchaser hereby acknowledges and agrees that, from and after the Closing, except in the case of fraud and except for injunctive relief under 6.14, the sole and exclusive remedy of the Purchaser against the Seller with respect to any and all claims relating to a breach by Seller of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII.

ARTICLE VIII

[Intentionally Deleted]

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)	If to Purchaser, to:

Optical Cable Corporation

5290 Concourse Drive

Roanoke, Virginia 24019

Telecopy: 540-265-0724

Attention: Neil D. Wilkin, Jr. (President & CEO)

with a copy to:

Woods Rogers PLC

10 South Jefferson Street, Suite 1400

Roanoke, Virginia 24011

Telecopy: 540-983-7711

Attention: Nicholas C. Conte

(b)	If to Seller or the Company (Prior to Closing), to:

Preformed Line Products Company

660 Beta Drive

Mayfield Village, Ohio 44143

Telecopy: 440-473-9162

Attention: Dennis F. McKenna (Vice President)

with a copy to:

Baker & Hostetler LLP

3200 National City Center

Cleveland, Ohio 44114-3485

Telecopy: 216-696-0740

Attention: Steve Kestner

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

Section 9.2 Expenses. Except as otherwise expressly provided herein, each party hereto will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions contemplated by this Agreement; provided that any expenses incurred by the Company in connection with this Agreement up until Closing Date and such transactions shall be borne solely by Seller.

Section 9.3 Successors and Assigns. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the respective successors, heirs, executors, administrators and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns. Notwithstanding anything to the contrary contained herein, the parties hereby acknowledge and agree that Purchaser Indemnified Parties (other than Purchaser) and Seller Indemnified Parties (other than Seller) are third party beneficiaries of Article VII.

Section 9.4 Extension; Waiver. Any party hereto may, by written notice to the other parties hereto (a) extend the time for performance of any of the obligations of the other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement, (c) waive compliance with any of the covenants of the other party contained in this Agreement or (d) waive or modify performance of any of the obligations of the other party under this Agreement; provided that no such party hereto may, without the prior written consent of the other parties hereto, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

Section 9.5 Entire Agreement; Disclosure Schedule. This Agreement, the Ancillary Agreements and any schedules and exhibits hereto and thereto supersede any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this Agreement and constitute the entire agreement by and among the parties hereto.

Section 9.6 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and Seller to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties hereto.

Section 9.7 Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by and construed under the Laws of the Commonwealth of Virginia (without regard to the conflict of law principles thereof). Each of the parties hereto hereby waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement and the transactions contemplated hereby and thereby.

Section 9.8 Execution. This Agreement may be executed by facsimile or other electronic transmission and in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same agreement.

Section 9.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Laws, and if the rights or obligations under this Agreement of Seller on the one hand and Purchaser on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OPTICAL CABLE CORPORATION, a Virginia corporation

By:	/s/ Neil D. Wilkin, Jr.
Name:	Neil D. Wilkin, Jr.
Title:	President & CEO

AURORA MERGER CORPORATION, a Delaware corporation

By:	/s/ Neil D. Wilkin, Jr.
Name:	Neil D. Wilkin, Jr.
Title:	President

PREFORMED LINE PRODUCTS COMPANY, an Ohio corporation

By:	/s/ Robert G. Ruhlman
Name:	Robert G. Ruhlman
Title:	President and CEO

SUPERIOR MODULAR PRODUCTS INCORPORATED, a Delaware corporation and doing business as SMP Data Communications

By:	/s/ Robert G. Ruhlman
Name:	Robert G. Ruhlman
Title:	President

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A – Certificate of Merger

Exhibit B – Description of Calculation of Net Working Capital of the Company

Exhibit C – Non-foreign Person Affidavit of Seller

Exhibit D – Escrow Agreement

Exhibit E – PLP to OCC Supply Agreement

Exhibit F – SMP to PLP Supply Agreement

Exhibit G – PLP Transition Services Agreement

Exhibit H – Employees Required to Execute Employment Agreements with the Company

Exhibit I – Legal Opinion of Seller’s Counsel

DISCLOSURE SCHEDULE

Section 1.1(a) – Excluded Assets

Section 1.1(b) – Material Consents

Section 1.1(c) – Permitted Liens

Section 4.1 – Organization and Good Standing

Section 4.2(a) – Interests in Real Property

Section 4.2(b) – Owned Real Property

Section 4.4 – Consents and Approvals; No Violations

Section 4.5(a) – Permits

Section 4.5(b) – Compliance with Law

Section 4.6 – Capitalization of the Company

Section 4.7 – Ownership of the Shares

Section 4.10 – Litigation

Section 4.11 – Assets Necessary to the Company

Section 4.13 – Absence of Certain Changes

Section 4.14 – Transactions with Affiliates

Sections 4.15(a) – (d) – Contracts

Section 4.16(a) – Labor Agreements

Section 4.16(b) – Labor Controversy

Section 4.16(c) – Compliance with Law relating to employees

Sections 4.17(a) and (b) – Insurance

Section 4.19 – Customers; Suppliers

Sections 4.21(a)(i) and (ii) – Environmental

Sections 4.23(a)(i) and (a)(ii) - Employee Benefits

Sections 4.24(a) and (b) – Employees

Sections 4.25(a), (b) and (c) – Taxes and Tax Returns

Sections 4.26(a) and (b) – Intellectual Property

Section 4.27(a) – Information Technology

Section 4.31 – Bank Accounts

Section 4.32 – Obligations of the Company to Seller

Section 4.33 – Surety Bonding Capacity

Section 4.35 – Export Control and Compliance

Section 4.37 – Bonuses to Employees

Sections 6.7(a)(i) and (a)(ii) – Non-Competition; No Solicitation of Customers and Contractors; Non Disparagement

Section 7.2(a)(vii) – Indemnification Obligations

Upon request by the SEC, Optical Cable Corporation hereby agrees to furnish supplementally to the SEC a copy of any omitted Exhibit or Section of the Disclosure Schedule omitted from the Agreement and Plan of Merger filed with the SEC.

OPTICAL CABLE CORPORATION

By:	/s/ TRACY G. SMITH
Name:	Tracy G. Smith
Title:	Vice President and Chief Financial Officer